State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed
and approved on this 28 day of July 2021
In this office of this Division and hereby issued
This Certificate thereof.

Examiner Thurn Date 07/29/21
L Veillette
Leigh Veillette
Division Director

EXPEDITE

APPROVED AS TO FORM:
JULY 27, 2021
SUPERVISOR OF HOLDING COMPANIES
DEPARTMENT OF FINANCIAL INSTITUTIONS

RECEIVED
JUL 28 2021
Utah Div. of Corp. & Comm. Code

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FINWISE BANCORP

FINWISE BANCORP, a Utah corporation (the "Corporation"), does hereby amend and restate its Articles of incorporation in accordance with the Utah Revised Business Corporation Act (the "Act").

ARTICLE I - NAME

The name of this corporation is: FinWise Bancorp.

1. The name of the Corporation prior to the filing of these Amended and Restated Articles of Incorporation is: FinWise Bancorp.

2. The Articles of Incorporation are hereby amended in their entirety as follows:

ARTICLE II - PURPOSES AND POWERS

Section 2.1 Purposes. This corporation is incorporated for any and all lawful purposes for which corporations may be incorporated under the Act.

Section 2.2 The corporation shall have and exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is incorporated, including the power to deal with all forms of real and personal property, tangible and intangible, wherever located.

ARTICLE III - STOCK

Section 3.1 Number of Shares. This corporation is authorized to issue a total of 44,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock with a par value of $0.001 per share and 4,000,000 shares of preferred stock with a par value of $0.001 per share.

Section 3.2 Rights of Common Stock. The voting powers, rights and privileges vested in the holders of shares of the common stock shall be as provided by the Utah Model Business Corporation Act without modification in these Articles of Incorporation.

Section 3.3 Preferred Stock in Series As Determined by the Board of Directors. The board of directors may issue the preferred stock in one or more series having such preferences, dividends, voting rights and other provisions as the board of directors shall provide by resolution at the time a series of preferred stock is created and designated according to the Utah Revised Model Business Corporation Act.

Section 3.4 Stock Not Assessable. Fully paid shares of capital stock of this corporation shall not be liable to any call and shall be nonassessable.

Date: 07/28/2021
Receipt Number: 8996333
Amount Paid: $112.00

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ARTICLE IV - REGISTERED AGENT AND REGISTERED OFFICE

The name of the Corporation's non-commercial registered agent is R. Gary Winger. The address of the non-commercial registered office of this corporation is 50 E South Temple, Suite 400, Salt Lake City, UT 84111.

ARTICLE V - DIRECTORS

Section 5.1 Number of Directors and Qualification. The authorized number of directors shall be a minimum of five (5) and a maximum of nine (9) with the exact number of directors within such parameters to be set by the Board of Directors from time to time; provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors need not be residents of the State of Utah or shareholders of the corporation. The members of the Board of Directors shall be divided into three classes, the respective terms of office of which shall end in successive years. Following the initial term for each class of directors, which initial term shall range from one to three years, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified, unless they are elected to fill a vacancy in which case they shall serve for the remainder of the term of the vacant position to which they are elected to fill. At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.

Section 5.2 Removal. Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of 66.66% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect or appoint one or more directors of the Corporation, the provisions of this Section 5.2 of this Article V shall not apply with respect to the director or directors elected or appointed by such holders of preferred stock.

ARTICLE VI- LIMITATION ON DIRECTORS' LIABILITY

Section 6.1 Limitation Upon Directors' Liability. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, no director of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions under Section 16-10a-840 of the Act, or (iv) for any transaction from which a director derived an improper personal benefit; provided, that to the extent that this provision conflicts with or contradicts the provisions of *12 G.F.R. § 359. 1 (1)*, as such regulations now exist. or may hereafter be amended, such regulations shall control over the limitation of directors' liability otherwise provided in this Section 6.1. If the

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Act hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Act in respect of actions or omissions to act which occurred during any period to which the Act's amended provisions pertain.

Section 6.2 Amendment or Repeal of Limitation. Any amendment or repeal of this Article VI or adoption of any other provision of the Articles of Incorporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or failure to act, by a director of this corporation prior to such amendment, repeal, or other provision becoming effective.

ARTICLE VII - BUSINESS COMBINATION

Section 7.1 The Corporation shall not be permitted to engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which such Person became an Interested Shareholder, unless:

(a) prior to such time, the board of directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

(b) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding Voting Stock owned by the Interested Shareholder) those shares owned (i) by Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(c) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 $^{2/3}$% of the outstanding Voting Stock that is not owned by the Interested Shareholder; or

the shareholder is the owner of 15% or more of the outstanding Voting Stock of the Corporation as of the effective date of these Articles of Incorporation.

Section 7.2 The restrictions contained in this section shall not apply if:

(a) A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

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(b) The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the board of directors; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

(1) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the Act, no vote of the shareholders of the Corporation is required);

(2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

(3) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation.

The Corporation shall be obligated to give not less than 20 days' notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (1) or (2) of the second sentence of this Section 7.2(b).

Section 7.3 For purposes of this Article VII only, the term:

(a) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

(b) "Associate," when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) "Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(1) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and, as a result of such merger or consolidation, Section 7.1 of this Article VII is not applicable to the surviving entity;

(2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(3) Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation, or any shares of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with or into a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company incorporated under the Act of which, as a result of the merger, the Corporation or its successor is a direct or indirect wholly-owned subsidiary incorporated or organized as a limited liability company under the laws of the State of Utah and shareholders of the corporation do not recognize gain or loss for United States federal income tax or Utah income tax purposes as determined by the board of directors and, provided that, immediately following the effective time of the merger, the (x) directors of the Corporation immediately prior to the merger are or become the directors of the holding company upon the effective time of the merger, (y) the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of the Corporation immediately prior to the effective time of the merger and (z) the organizational documents of the surviving entity are identical to the articles of incorporation of the Corporation immediately prior to the effective time of the merger (other than, in the case of clauses (y) and (z),

provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the articles of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective and, in the case of clause (z), references to members rather than shareholders, references to interests, units or the like rather than stock or shares, references to managers, managing members or other members of the governing body rather than directors), provided, however, that the organizational documents of the surviving entity shall contain provisions requiring that any act or transaction by or involving the surviving entity, other than the election or removal of directors or managers, managing members or other members of the governing body of the surviving entity, that requires for its adoption under the Act (assuming such requirements were applicable to any surviving entity that is not a corporation) or its organizational documents the approval of the shareholders or members of the surviving entity shall, in addition, require the approval by the shareholders of the holding company (or any successor by merger) by the same vote as is required by the Act and/or the organizational documents of the surviving entity; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C) — (E) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of any class or series of shares of the Corporation or of the Voting Stock of the Corporation;

(4) Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares of the Corporation, or securities convertible into any class or series of shares of the Corporation, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(5) Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the

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Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (1) — (4) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) "Control," including the terms "Controlling," "Controlled by" and "under common Control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have Control of such entity.

(e) "Interested Shareholder" means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the Affiliates and Associates of such Person; provided, however, that the term "Interested Shareholder" shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Voting Stock of the Corporation deemed to be outstanding shall include Voting Stock deemed to be owned by the Person through application of paragraph (h) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

(g) "Voting stock" means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

(h) "Owner," including the terms "own" and "owned," when used with respect to any shares, means a Person that individually or with or through any of its Affiliates or Associates:

(1) Beneficially owns such shares, directly or indirectly;

(2) Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any shares because of such Person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(3) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (2) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares.

Section 7.4 Any amendment of this Article VII shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any Person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

Section 7.5 Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article VII.

ARTICLE VIII- INDEMNIFICATION

The Corporation shall indemnify each person who is or was a director, officer, employee, or agent of the Corporation or an individual who, while serving in the indicated relationship to the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan, and as set forth in the Corporation's Bylaws provided that under no circumstances shall the Corporation make any "prohibited indemnification payment" under *12 C.F.R. § 359.3*, as such term is defined in *12 C. F.R. § 359.1(1)*, as such regulations now exist of or may hereafter be amended. The Corporation may provide indemnification to the extent of any "permissible indemnification payments" as such term is defined in *12 C.F.R. § 359.5*, and also to

the extent of any of the exceptions to "prohibited indemnification payments" under *12 CFR. § 359.1(0(2),* including the purchase of commercial insurance policies or fidelity bonds.

ARTICLE IXX – EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim against the Corporation, its directors, officers and/or employees arising pursuant to any provision of the Act or the Corporation's articles of incorporation or bylaws, as such articles and bylaws may be amended or amended and restated and in effect from time to time, or (iv) any other action asserting a claim against the Corporation, its directors, officers and/or employees that is governed by the internal affairs doctrine, shall be the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America (the "Chosen Courts"), except for any such action or proceeding as to which a Chosen Court determines that there is an indispensable party not subject to the jurisdiction of the Chosen Courts (and the indispensable party does not consent to the personal jurisdiction of a Chosen Court within ten days following such determination). If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

3. The amendments to the foregoing amended and restated articles were adopted by the holders of more than 90.2% of the outstanding shares of stock of the Corporation in a meeting of the Corporation's shareholders held on July 26, 2021.

4. The number of shares of common stock of the Corporation outstanding and entitled to vote thereon at the time of such adoption was 1,452,685, The designation and number of outstanding shares of the only class entitled to vote thereon as a class were these 1,452,685 shares of common stock.

5. The number of shares voted for such amendment was 1,310,884 and the number of shares voted against such amendment was zero.

All prior Articles of Incorporation and amendments thereto are superseded in their entirety by the provisions of these Fourth Amended and Restated Articles of Incorporation.

[Signature on Next Page]

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IN WITNESS WHEREOF the undersigned hereby executes these Fourth Amended and Restated Articles of Incorporation this 26th day of July 2021.

Kent Landvatter, President

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 28 day of July 2021
In this office of this Division and hereby issued
This Certificate thereof.

Examiner TMM Date 7/29/21

Leigh Veillette
Division Director

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4845-5383-9601